Exhibit 99.1

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Fred Buonocore (212) 836-9607
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC.’S EL DORADO FACILITY

SIGNS CONTRACT FOR A NEW NITRIC ACID PLANT, AND

COMPLETES RECONSTRUCTION AND RESUMES PRODUCTION AT

ITS SULFURIC ACID PLANT

Oklahoma City, Oklahoma – December 4, 2012 – LSB Industries, Inc. (the “Company”) (NYSE: LXU) today announced that its chemical business’ El Dorado, Arkansas facility (“El Dorado Facility”) has signed an agreement with Weatherly Inc. for the licensing, engineering, and procurement of major manufacturing equipment for a new 1,100 ton per day 65% strength nitric acid plant. The new plant is expected to be operational by mid-2015.

In addition, the Company is currently negotiating a contract for the purchase of a plant to work in conjunction with the new nitric acid plant that further concentrates a portion of the output up to 98.5% strength.

The cost of the new nitric acid plant, the nitric acid concentrator plant and supporting facilities, including construction, is anticipated to total approximately $120 million, a significant portion of which is expected to be paid from insurance proceeds resulting from the May 15, 2012 event that damaged the El Dorado Facility. The amount of insurance proceeds is not known at this time.

The Company also announced today the recommencement of operations at the El Dorado Facility’s sulfuric acid plant. This represents the final phase of repair and production recovery at the facility following the May 15, 2012 event, other than the construction of the aforementioned new nitric acid plant and acid concentrator plant.

Jack E. Golsen, LSB’s Board Chairman and CEO stated, “All of the plants at the El Dorado Facility are up and running, other than the DSN plant, which is being replaced by the new Weatherly nitric acid plant. With the addition of a new nitric acid plant and concentrator, we believe that the El Dorado Facility will be able to regain its position as a leading merchant marketer of concentrated nitric acid in the United States.”

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining, and industrial markets and the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, modular geothermal chillers, and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, and such forward-looking statements include, but are not limited to, total cost of the new plants including construction, amount of insurance proceeds, construction and commissioning activities, improvement of the El Dorado Facility, ability to regain its position as a leading merchant marketer of concentrated nitric acid. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements, as a result of various factors, including, without limitation, general economic conditions, negotiations with our insurance company, ability to obtain replacement and repair equipment and parts in a timely manner, weather conditions, labor conditions, and other factors set forth under “A Special Note Regarding Forward-Looking Statements” in our Form 10-K for year ended December 31, 2011, and the Form 10-Qs for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012.

2